SCHEDULE B
RULE 10f-3 REPORT
A.	INFORMATION REGARDING THE OFFERING AND TRANSACTION
Date of Purchase:  June 24, 2004
Underwriter Purchased From: Credit Suisse First Boston
Name of Issuer/Issue:  Cabela's Inc.
Principal Amount of Offering:  $156,250,000
Price/Spread:  $20 per share/ $0.81 per share
Amount Purchased by the Fund:  7,580
B.	COMPLIANCE CHECKLIST
Indicate whether the following conditions were met in connection with the
purchase of the security described in Section A above:
1.  ____X___	Securities are (i) part of an issue registered under
the
Securities Act of 1933 that is being offered to the public, (ii)
Eligible Municipal Securities,  (iii) sold in an Eligible Foreign
Offering, or (iv) sold in an Eligible Rule 144A Offering.
2.  ___X____	The purchase for the Fund was made prior to the end
of the
first full business day on which any sales are made, and, if the securities are offered for subscription upon exercise of rights, on or before the fourth day preceding the day on which the
rights offering terminates.
3.  __ X_____	The underwriting was a firm commitment underwriting.
4.  __X____	The commission, spread or profit received or to be received
by the principal underwriters was fair and reasonable as
compared to the commission, spread or profit received by other principal underwriters in connection with underwritings of
similar securities during a comparable period of time.
5.  __X_____	Except for Eligible Municipal Securities, the issuer
has
been in continuous operation for not less than 3 years,
including the operations of any predecessors.
6.  ___X____	The amount of securities of any class purchased by
the
Fund, alone or together within one or more investment companies to which the Adviser serves as investment adviser, (i) for all offerings other than Eligible Rule 144A Offerings, does not
exceed 25% of the principal amount of the offering of such
class, and (ii) for Eligible Rule 144A Offerings, does not
exceed 25% of the total principal amount of the offering of such class sold to qualified institutional buyers, plus the principal amount of the offering in any concurrent public offering.
7.  ___X____	The securities were not purchased directly or
indirectly
from: (a) an officer, director, Manager, investment adviser or employee of the Fund or (b) a person of which any of the persons noted in (a) is an affiliated person.
8.  __X _____	If securities were purchased from a syndicate manager,
the
purchase was not part of a group sale or otherwise allocated to the account of any of the persons specified in 7 above.
FUND NAME:_____Advantage Advisers Xanthus,
LLC__________________________________________

Name

Signature	Date:
__________________________________________
Title




  	Eligible Municipal Securities means "municipal securities," as defined in Section 3(a)(29) of the Exchange Act, that have received an investment grade rating from at least one NRSRO; provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.